Tidal Trust I 485BPOS

Exhibit 99(i)(xxxviii)

833 EAST MICHIGAN STREET • SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615

TEL • 414.273.3500 FAX • 414.273.5198

www.GKLAW.COM

August 25, 2025

Tidal Trust I

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated June 25, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the ZEGA Buy and Hedge ETF, a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, GREEN BAY, APPLETON, AND EAU CLAIRE, WISCONSIN AND WASHINGTON, D.C

GODFREY & KAHN, S.C IS A MEMBER OF TERRAILEX, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.